ALIX RESOURCES CORP.

Suite 1220 - 789 West Pender Street

Vancouver, BC, V6C 1H2

Tel: (604) 683-3995 Fax: (604) 683-3988

August 7, 2012

GOLDSPAN RESOURCES INC. ("Goldspan")

836 Fernbrook Court

Vacaville, CA 95687

RE: GOLDEN ZONE PROPERTY

We refer to the letter agreement dated April 5, 2012 between Alix Resources Corp. ("Alix") and Goldspan Resources Inc., ("Goldspan") as amended by letters dated June 22, 2012 and July 16, 2012 (the "Agreement").

As discussed, the parties hereby agree to extend the period of time by which Goldspan is to pay a nonrefundable deposit to Alix from July 25, 2012 to August 31, 2012 and to complete the conditions described in Subsections 8 (b) and (c) of the Agreement from August 20, 2012 to August 31, 2012, save and except for acceptance for filing by the TSX Venture Exchange (the "TSX-V"), which shall be extended to September 21, 2012.

For greater clarity, all regulatory and other required approvals must be obtained, including the acceptance of the Underlying Owners Group, all applicable securities regulatory or other governmental authorities, securities exchanges other than the TSX-V, or third parties with respect to the transactions contemplated herein, on or before August 31, 2012. Acceptance for filing by the TSX-V must be received on or before September 21, 2012.

The initial amount of CAD $300,000 due upon execution of the Definitive Agreement as set forth in Subsection 2 (a) of the Agreement shall be payable to Alix by wire transfer or bank draft upon the execution of the Definitive Agreement notwithstanding acceptance for filing by the TSX-V may not yet have been obtained. In the event the CAD $300,000 has been paid by Goldspan to Alix and the acceptance for filing by the TSX-V is not received on or before September 21, 2012 and the Agreement is terminated by Goldspan, the CAD $300,000 shall be refundable, without interest, to Goldspan.

The CAD $35,000 to be paid by Goldspan to shall be payable to Alix on or before August 31, 2012 by wire transfer or bank draft and shall be non-refundable to Goldspan. In the event the CAD $35,000 is not received by Alix on or before August 31, 2012, the Agreement shall be terminated. The CAD $35,000 shall be retained by Alix and is not refundable to Goldspan under any circumstances.

Except as expressly modified by this letter, the parties acknowledge and agree that the terms and conditions of the Agreement shall remain in full force and effect.

This letter may be signed in counterpart by facsimile or by PDF scan (transmitted electronically), each of which will be considered an original, and together will be considered one document.

We look forward to working with you and proceeding with the transactions contemplated herein.

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Sincerely,

ALIX RESOURCES CORP.

/s/ Alix Resources Corp

Pre authorized signatory

August 7, 2012

ACKNOWLEDGED AND AGREED TO BY GOLDSPAN:

GOLDSPAND RESOURCES INC.

/s/ Robert W. George II

Per Authorized Signatory

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